EXHIBIT 99.1

NEWS RELEASE For Immediate Release	OTCBB: NAGA
North American Natural Gas Completes Merger Agreement
with PureRay Corporation and Closes $2M USD Financing.
Vancouver, B.C. July 25, 2008 — North American Natural Gas, Inc. (the “Company” or “NANG”) (OTCBB: NAGA.OB) is pleased to announce the completion of the merger with PureRay Corporation (“PureRay”) as contemplated in the letter of intent dated April 28, 2008 whereby the Company agreed to complete an Agreement and Plan of Merger and Reorganization (the “Definite Agreement”) to acquire 100% of the outstanding equity securities of PureRay.
In conjunction with the merger, the Company closed the non-brokered private placement for gross proceeds of $2,000,000 (USD), and officially changed the name of the company to PureRay Corporation. The Company awaits confirmation from FINRA of its new trading symbol. The Company has appointed Mr. Jefrey M. Wallace to the position of CEO and nominated Mr. Frank O’Dea to its Board of Directors, effectively satisfying the terms of the previously announced merger agreement
Mr. Wallace, a well-known private equity executive from Atlanta, Georgia has joined the Company as Chief Executive Officer and Director, and is inspired by the future. “This merger marks an important milestone as we bring to market a technology that will truly change lives. Soon, the developing world will have a lighting solution that is functional, environmentally friendly and affordable,” says Wallace.
Mr. Frank O’Dea, celebrated entrepreneur and humanitarian best-known for co-founding The Second Cup specialty coffee empire will assume the seat of Chairman of the Board of Directors. Mr. O’Dea mentored PureRay co-founders Mickael Joasil and Derek Blackburn in building the company from the seeds of an idea to a manufacturer of environmentally friendly lighting products with global reach. He will remain actively involved as the Company enters this period of increased profile and capitalization.
PureRay has developed a patent pending self-contained, solar-powered LED lighting system with a charging station and rechargeable bulbs designed for use in the off-grid market and the developing world. The charging station is capable of powering rechargeable light bulbs, cell phones, and other small electronic devices.
In emerging countries, fuel-based lighting generates 244 million tons of CO2 emissions per annum and over 300,000 people die per year as a result of accidental fires. Additionally, 2.5 million people (350,000 children) suffer severe fuel-fire-related burns annually. Nearly 2.0 million children die annually in developing nations due to fuel-fire-related acute respiratory infection and pneumonia. PureRay technology was engineered with these statistics in mind and offers a safe, reliable, affordable and highly portable off-grid alternative lighting system.

“The completion of the merger accelerates our market launch and brings us that much closer to the promise of safe and effective lighting for millions of people in the developing world. It allows us to begin creating real value for our shareholders as we simultaneously bring usable, clean energy to improve the lives of those that need it most, especially children,” adds Mr. O’Dea.
About PureRay Corporation
PureRay Corporation was founded by Mickael Joasil and Derek Blackburn with the intent to markedly improve the quality of light and the quality of life globally by using its proprietary energy efficient lighting technology. PureRay is a technology company focused on building a platform of Intellectual Property that makes solar charging and lighting systems practical and cost effective for the developing world and domestic markets.
On behalf of the Board of Directors,
PureRay Corporation
Jefrey Wallace, CEO‘
Disclaimer: This Press Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “plan,” “anticipate” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from North American Natural Gas’s expectations, and North American Natural Gas expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to the following, the ability to further exploit its intellectual properties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.
For further information please contact: PureRay Corporation CEO, Jefrey Wallace at 404.869.6242 or jmw@kairosllc.com